Exhibit 99.1

Consent of Marshall & Stevens Transaction Advisory Services LLC

We hereby consent to the quotation and summarization of our opinion letters to the Board of Directors of Aureus Greenway Holdings, Inc. (the “Company”) in the information statement/ prospectus contained in the Company’s registration statement on Form S-4 relating to the proposed transaction between the Company, Autonomous Power Corporation and Aureus Merger Sub Inc. (the “Registration Statement”), as well as to the references to our firm and such opinion letters contained therein as Annex E-1 and E-2. In giving this consent, we do not admit, and we understand that the Company does not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

Signature:	/s/ Brent Shockley
Print Name:	Brent Shockley, CFA, CVA
Position:	Managing Director, Marshall & Stevens Transaction Advisory Services LLC

Southlake, Texas (Dallas/Ft. Worth)

July 29, 2026